EXHIBIT 10.37

Dated the 19th day of September 2001

THE H. W. WILSON COMPANY
INC.

One Part

-AND-

PIVOTAL TECHNOLOGIES
CORPORATION LIMITED

Other Part

SUB-LEASE

ARTHUR COX
Solicitors
Earlsfort Centre
Earlsfort Terrace
Dublin 2

THIS SUB-LEASE dated the 19th day of September 2001

BETWEEN

(1)

THE H. W. WILSON COMPANY INC. having its principal office at 950 University Avenue, Bronx, New York 10452, USA and with an address at Wilson House, Fenian Street in the City of Dublin (hereinafter called "the Landlord" which expression shall include whoever for the time being owns the interest in the property which gives the right to possession of it when this Sub-Lease ends)

AND

(2)

PIVOTAL TECHNOLOGIES CORPORATION LIMITED having its registered office at 30 Herbert Street, Dublin 2 (hereinafter referred to as “the Tenant” which expression shall include whoever for the time being is entitled to the property under this Sub-Lease)

1	In this Sub-Lease:

1.1	Whenever a party to this Sub-Lease is more than one person, all their respective obligations can be enforced against each of them jointly and against each individually;

1.2	A reference to an Act of the Oireachtas refers to that Act as it applies at the date of this Sub-Lease and any later amendment or re-enactment of it;

1.3	Any obligation to pay money refers to a sum exclusive of value added tax ("VAT") and any VAT charged on it is payable in addition;

2.1	“The Head Lease” means the lease dated 29th of October 1992 and made between Dwale Limited (the “Superior Landlord”) of the one part and the Landlord of the other part together with Supplemental Lease (hereinafter separately called “the Supplemental Lease”) dated 11th June, 1996 made between the same parties.

2.2	“Initial Rent” means IR(pound)133,380 per annum;

2.3	“Interest” means interest at the rate defined as the prescribed rate in the Head Lease;

2.4	“the Property” means that part of the Ground Floor of Wilson House, Fenian Street, Dublin 2 as is more particularly described in and demised by the Supplemental Lease and coloured yellow on the map annexed hereto for identification purposes only together with the right to the exclusive use of two car parking spaces as designated from time to time by the Landlord for use by the Tenant within the cartilage of Wilson House together with all necessary rights of access thereto in common with all others entitled to such access and where appropriate with the benefit of the rights mentioned in the Head Lease and where appropriate subject to the rights of others mentioned in the Head Lease.

2.5	“Quarterly Gale Days” means the 12th day of January, 12th day of April, 12th day of July and 12th day of October in every year of the Term;

2.6	“Rent Review Date” means the 12th day of October in the year 2002.

2.7	“the Superior Landlord” means whoever for the time being owns the interest in the Property which gives the right to possession of it when the Head Lease ends.

2.8	“Insured Risk”, “Building” and “Service Charge” shall have the same meaning as defined in the Head Lease.

3.	In exchange for the obligations undertaken by the Tenant the Landlord lets the Property to the Tenant for the period commencing on the 22nd day of September 2001 and expiring on the 10th day of October 2007 (hereinafter called “the Term”) on the Tenant agreeing to pay:

3.1	yearly and proportionately for any fraction of a year, the Initial Rent and from and including the Rent Review Date, such yearly rent as shall become payable under and in accordance with the provisions of Clause 6.1 of this Sub-Lease and in each case to be paid by Standing Order to the credit of such account as the Landlord may from time to time notify to the Tenant by equal quarterly installments in advance on the Quarterly Gale Days without any deduction, set-off or counterclaim whatsoever (the first and last payments being proportionate sums if appropriate, the first payment being made on the date of this Sub-Lease); and

3.2	and as further rent (“insurance rent”) the entire of the sums the Landlord spends each year during the Term as required by the Supplemental Lease to reimburse the Superior Landlord for the cost of insuring the Property, including insuring against loss of rent and Service Charge.

4.	The Tenant agrees with the Landlord::

4.1	To pay the rents or increased rents reserved by this Sub-lease and referred to at paragraph 3 hereof and any additional sums payable herein at the times and in the manner herein prescribed for the payment of same.

4.2	To pay the insurance rent on the next quarter day after being notified of the amount of it.

4.3	To pay the entire of the service charge payable by the Landlord under the Supplemental Lease provided always that it is hereby agreed and declared by and between the parties hereto that the Tenant shall not be obliged to contribute towards the replacement or major repair of the exterior fabric of the building or the plant and machinery (but for the avoidance of doubt will contribute towards cost of servicing/periodic repair of such plant and machinery) and the Tenant’s liability hereunder shall be reduced accordingly where appropriate. Each installment shall be paid by Bank Standing Order into the same account into which rent is payable under Clause 3 hereof. The Landlord shall give to the Tenant reasonable evidence of the amount payable under the Supplemental Lease.

4.4	Not to reduce any payment of rent by making any deduction from it or by setting any sum off against it.

4.5	To pay and indemnify the Landlord against all existing and future rates, taxes, duties, charges, assessments, impositions and outgoings whatsoever (whether parliamentary, parochial, local or of any other description and whether or not of a capital or non-recurring nature or of a wholly novel character) which now are or may at any time during the term be charged, levied, assessed or imposed upon or payable in respect of the Property (including the car spaces) or upon the owner or occupier of them (excluding any tax payable by the Landlord occasioned by any disposition of or dealing with the reversion of this Sub-lease or any other Landlord’s capital tax).

4.6	To pay Interest on any rent or other sum payable hereunder which is paid more than fourteen days after it falls due.

4.7	To comply with the obligations, so far as they relate to the Property, undertaken in the Head Lease by the person named in it as tenant, except the obligations therein to pay rent, insurance rent, and service charge and any contribution towards the replacement or major repair of the exterior fabric of Wilson House or the plant and machinery therein.

4.8	Not to assign, transfer, underlet, or part with the possession or occupation of the Property or any part thereof or suffer any person to occupy the Property or any part thereof as a licensee BUT SO THAT NOTWITHSTANDING the foregoing the Landlord shall not unreasonably withhold or delay its consent to an assignment or underletting of the entire of the Property to an assignee or underlessee of good and sufficient financial standing and otherwise reasonably acceptable to the Landlord subject to the prior written consent of the Superior Landlord and the following provisions or such of them as may be appropriate, that is to say:

4.8.1	The Tenant shall prior to any such alienation as aforesaid apply to the Landlord and give all reasonable information concerning the proposed transaction and concerning the proposed transaction and concerning the proposed assignee, under-lessee or disponee as the Landlord may reasonably require.

4.8.2	The Landlord’s consent to any such alienation shall be in writing and shall be given in such manner as the Landlord shall reasonably decide and the Tenant shall pay the reasonable costs of the Landlord in connection with the furnishing of such consent.

4.8.3	In the case of an assignment to a limited liability company, it shall (where appropriate) be deemed reasonable for the Landlord to require that two directors of standing satisfactory to the Landlord shall join in such consent as aforesaid as sureties for such company in order jointly and severally to covenant with the Landlord in the manner described in the guarantee contained herein (mutatis mutandis).

4.8.4	In the case of an under-lease the same shall be of the entire of the Property and shall be made without taking a fine or premium at a rent which shall not be less than the rent payable hereunder at the time of the granting of such underlease and the under-lessee shall, if required by the Landlord, enter into a direct covenant with the Landlord to perform and observe all the covenants (other than that for payment of the rents hereby reserved) and conditions herein contained and every such underlease shall also be subject to the following conditions, that is to say that it shall contain:

4.8.4.1	provisions for the review of the rent thereby reserved (which the Tenant hereby covenants to operate and enforce) on an upwards only basis corresponding both as to terms and dates and in all other respects (mutatis mutandis) with the rent review provisions contained in this Lease;

4.8.4.2	a covenant, condition or proviso under which the rent from time to time payable under such under-lease shall not be less than the rent from time to time payable hereunder.

4.8.4.3	a covenant by the undertenant (which the Tenant hereby covenants to enforce) prohibiting the undertenant from doing or suffering any act or thing upon or in relation to the Property inconsistent with, or in breach of, the provisions of this Lease;

4.8.4.4	a condition for re-entry on breach of any covenant by the undertenant;

4.8.4.5	the same restrictions as to alienation, assignment, underletting, parting with or sharing the possession or occupation of the premises underlet;

4.8.5	To enforce at the Tenant’s own expense the performance and observance by every such undertenant of the covenants,

provisions and conditions of the underlease and not, at any time, either expressly or by implication, to waive any breach of the same;

4.8.6	Not to agree any reviewed rent with the undertenant nor any rent payable on any renewal thereof without the prior written consent of the Landlord (such consent not to be unreasonably withheld);

4.8.7	Not to vary the terms or accept any surrender of any permitted under-lease without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed.

4.9	To pay the stamp duty payable on this Sub-lease and counterpart and any VAT payable on the granting of, or the rent payable under this Sub-Lease.

4.10	The Tenant shall not knowingly do, omit, suffer or permit in relation to the Property any act or thing which would or might cause the Landlord to be in breach of the Head Lease or which if done, omitted or suffered or permitted by the Landlord would or might constitute a breach of the covenants on the part of the tenant and the conditions contained in the Head Lease.

4.11	The Tenant shall permit the Landlord and all persons authorized by the Landlord (including agents, professional advisers, contractors, workmen and others) upon reasonable notice (except in the case of emergency) to enter upon the Property for any purpose which is necessary to enable the Landlord to comply with the covenants and the conditions contained in the Head Lease insofar as the Tenant does not expressly covenant to observe and perform the same or insofar as they relate to premises not hereby demised but otherwise contained in the Head Lease and the Landlord in so doing shall exercise all reasonable care and shall minimize the disturbance caused to the Tenant.

5	The Landlord agrees with the Tenant:

5.1	So long as the Tenant does not contravene any term of this Sub-Lease to allow the Tenant to exclusively possess and use the Property without interference from the Landlord, anyone who derives title from, or as Trustee for, the Landlord or anyone from whom the Landlord derives title.

5.2	To comply with its obligations where appropriate and pay the rents and other sums payable under the Head Lease promptly.

5.3	To take all reasonable steps to enforce promptly the obligations undertaken by the Superior Landlord in the Head Lease including without prejudice to the generality of the foregoing to use all reasonable endeavors to procure the provision of the services by the Superior Landlord under the Head Lease and to procure evidence of the calculation of the Service Charge when requested.

6.	The parties agree:

6.1	The rent payable under this Sub-lease is calculated at the rate of £30 per square foot plus £1,250 for each car parking space which the Tenant is entitled to use hereunder. There is a rent review on the 12th day of October 2002 under the Head Lease. As and from the Rent Review

Date in the Head Lease, the rent payable under this Sub-Lease shall be increased to the same amount per square foot as is payable under the Head Lease together with a further £1 per square foot (ie a further £3,696) which additional amount is to cover the management and administrative costs incurred by the Landlord in respect of this Sub-Letting. The Landlord shall consult with the Tenant prior to agreeing the review of rent under the Head Lease.

6.2	The Landlord is entitled to forfeit this Sub-lease by entering any part of the Property whenever the Tenant:

6.2.1	is twenty one days late in paying any rent even if it was not formally demanded;

6.2.2	has not complied with any obligation in this Sub-lease having been called on to do so;

6.2.3	being an individual or if more than one, any one of them is adjudicated bankrupt or compounds or arranges with its creditors;

6.2.4	when a company goes into liquidation unless that is solely for the purpose of amalgamation or reconstruction when solvent or it permits or suffers a receiver to be appointed over its assets.

Provided Always that such forfeiture shall be without prejudice to any rights or remedies that may have accrued to the Landlord against the Tenant in respect of any antecedent breach of covenant or other term of this Lease including the breach in respect of which the forfeiture is made.

6.3	During any period not exceeding three years when all or part of the Property cannot be put to its accustomed use because of damage to the Property or the Building or to its essential accesses from an insured risk as defined in the Head Lease the Initial Rent or increased rent reserved by this Sub-Lease is to be cancelled or reduced as appropriate unless or to the extent that the insurers do not pay under the policy because of something done or not done by the Tenant. In the event that the Property is not reinstated to its former condition within the three year period commencing on the date of damage occurring either party may determine this Sub-Lease by service of notice in writing on the other whereupon all the liability of either party to the other shall cease but without prejudice to any antecedent breach of the terms hereof by either party. Any dispute whether and how this clause applies is to be referred to arbitration.

6.4	Any disputed matter referred to arbitration under this Sub-Lease is to be decided by arbitration under the Arbitration Acts 1954 to 1980 by a single arbitrator appointed by the parties to the dispute. If they do not agree on that appointment the then President of the Incorporated Law Society of Ireland may appoint the arbitrator at the request of any party.

6.5	Any notices requiring to be served on the Tenant hereunder shall be validly served if left addressed or sent by post to the Tenant (or if there shall be more than one of them to any one or more of them) at the Property or at the last known address or addresses of the Tenant or any of them in the Republic of Ireland and any notice required to be served on the Landlord shall be validly served if left or posted to the registered office of the Landlord and any such notice may be served by the Landlord’s servants and agents and be served on the Tenant’s servants or agents.

IT IS HEREBY CERTIFIED for the purposes of Section 45 of the Land Act 1965 that the Property is situate in the County Burough of Dublin.

IT IS HEREBY FURTHER CERTIFIED that Section 53 (lease combine with building agreement for dwellinghouse/apartment) of the Stamp Duties Consolidation act 1999, does not apply to this instrument.

IT IS HEREBY FURTHER CERTIFIED that the consideration herein is wholly attributable to property which is not residential property and that the transaction hereby effected does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration other than rent which is not residential property exceeds £5,000.

IT IS HEREBY FURTHER CERTIFIED for the purposes of Section 29 of the Companies Act 1990 that the Landlord and the Tenant are not bodies corporate connected with one another in a manner which would require this transaction to be ratified by resolution of either.

IN WITNESS where the parties hereto have caused their Common Seals to be affixed the day and year first herein written.

PRESENT when the Common Seal of the Landlord was affixed hereto:	) )

[GRAPHIC OF SEAL]

PRESENT when the Common Seal of the Tenant was affixed hereto:	) )

/s/ J.E. O'Hara Director

MATSACK TRUST LIMITED PER [Illegible] SECRETARY